UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): May 1, 2024

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(Address of principal executive offices) (Zip Code)

(419) 626-0830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Depository Units (Representing Limited Partner Interests)	FUN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2024, Cedar Fair, L.P. (“Cedar Fair”) entered into a credit agreement, dated as of May 1, 2024 (the “New Credit Agreement”), by and among Cedar Fair, Canada’s Wonderland Company (“Canada’s Wonderland”) and Millennium Operations LLC (“Millennium Operations”, and, collectively with Cedar Fair and Canada’s Wonderland, the “Borrowers”), the other subsidiary borrowers party thereto, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent. The New Credit Agreement governs Cedar Fair’s new credit facilities, comprising of a 7-year $1.0 billion senior secured term loan B maturing in 2031 (the “Term Loan”) and a $300.0 million revolving credit facility maturing in 2028 (the “Revolving Credit Facility” and, together with the Term Loan, the “New Credit Facilities”). The Revolving Credit Facility will replace Cedar Fair’s existing revolving credit facility. The proceeds from the Term Loan and cash on hand were used to fund the previously announced conditional full redemption (the “Redemption”) of the Company’s outstanding 5.500% Senior Secured Notes due 2025 (the “2025 Notes”) on May 2, 2024, and to pay related fees, costs, and expenses.

The Term Loan was fully funded on May 1, 2024, and has a maturity date of May 1, 2031. The Revolving Credit Facility matures on February 10, 2028 (subject to a “springing maturity date” on the date that is 91 days prior to the final maturity of certain indebtedness in an aggregate outstanding principal amount greater than $200 million on such date). The Term Loan will bear interest at a rate equal to (i) Term SOFR plus a margin of 2.00% per annum or (ii) base rate plus a margin of 1.00% per annum, and is subject to quarterly amortization as set forth in the New Credit Agreement. In addition, the Term Loan is subject to mandatory prepayment in connection with certain excess cash flow thresholds, debt issuances, asset sales and casualty events, subject to certain reinvestment rights. Voluntary prepayments under the New Credit Agreement are permitted at any time without payment of any prepayment premiums. The interest rate for borrowings under the Revolving Credit Facility will be (i) Term SOFR or Term CORRA plus a margin of 2.00% per annum or (ii) base rate or Canadian prime rate plus a margin of 1.00% per annum. On a quarterly basis, the Borrowers will pay a commitment fee of 0.50% per annum with respect to unutilized commitments under the Revolving Credit Facility, which commitment fee rate is subject to decrease to 0.375% upon achievement of a net first lien leverage ratio set forth in the New Credit Agreement. The Borrowers will also be required to pay customary letter of credit fees and fronting fees with respect to letters of credit issued under the Revolving Credit Facility.

All obligations under the New Credit Agreement (as well as any interest rate protections or other hedging arrangements or any cash management arrangements with lenders or affiliates of lenders under the New Credit Agreement) are unconditionally guaranteed by Cedar Fair, each of the other Borrowers and each of Cedar Fair’s existing and future wholly owned domestic subsidiaries, subject to customary exclusions set forth in the New Credit Facilities (the “Guarantors”). All obligations under the New Credit Agreement, and the guarantees of those obligations (as well as cash management obligations and other interest hedging or other swap agreements, in each case, with lenders or affiliates of lenders), are secured by substantially all of the existing and future property and assets held by the Borrowers and the other Guarantors, including a pledge of the equity interests of each subsidiary borrower and all other capital stock, in each case, directly owned by Cedar Fair, any subsidiary borrower or any subsidiary guarantor.

The New Credit Facilities are subject to customary affirmative and negative covenants. In addition, the New Credit Agreement requires the Borrowers to maintain on a quarterly basis, with respect to the Revolving Facility only, a maximum net first lien leverage ratio as set forth therein for each applicable financial quarter.

The New Credit Agreement contains certain customary events of default, which are subject to cure and grace periods set forth therein. If an event of default occurs, the lenders under the New Credit Agreement may, among other things, terminate their commitments, declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees, and exercise remedies under the collateral documents relating to the New Credit Facilities.

The foregoing summary of the New Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance-Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On May 1, 2024, the Company issued a press release announcing the closing of the New Credit Facilities. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 2, 2024, the Company completed the previously announced Redemption of all of its outstanding 2025 Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of May 1, 2024, by and among Cedar Fair, L.P., Canada’s Wonderland Company and Millennium Operations LLC, as borrowers, the other subsidiary borrowers party thereto, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent

99.1	Press Release, dated May 1, 2024, announcing the closing of the New Credit Facilities

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2024	CEDAR FAIR, L.P.

	By:	Cedar Fair Management, Inc., General Partner

	By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer